Issuer Free Writing Prospectus Dated August 16, 2012

Filed Pursuant to Rule 433

Registration Statement No. 333-182102-01

LORILLARD TOBACCO COMPANY

Term Sheet

August 16, 2012

2.300% Senior Notes due 2017

Issuer:	Lorillard Tobacco Company

Guarantor:	Lorillard, Inc.

Ratings*:	Baa2 stable outlook / BBB- stable outlook / BBB stable outlook

Security Type:	Senior Notes

Ranking:	Senior Unsecured

Trade Date:	August 16, 2012

Settlement Date:	August 21, 2012

Denominations/Multiple:	$2,000 minimum principal amount and integral multiples of $1,000 in excess thereof

Redemption Provisions:	If a change of control triggering event occurs, the Issuer will be required to make an offer to purchase the notes at a purchase price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase

Bookrunners:	Barclays Capital Inc. J.P. Morgan Securities LLC RBS Securities Inc. Fifth Third Securities, Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC

Title:	2.300% Senior Notes due 2017

Size:	$500,000,000

Maturity Date:	August 21, 2017

Coupon:	2.300%

Benchmark Treasury:	0.500% due July 2017

Benchmark Treasury Yield:	0.832%

Spread to Benchmark:	+150 bps

Re-offer Yield:	2.332%

Price to Public:	99.850%

Interest Payment Dates:	February 21 and August 21

First Payment Date:	February 21, 2013

CUSIP:	544152 AF8

ISIN:	US544152AF89

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and guarantor have filed a registration statement (including a prospectus) with the SEC for the offering (File Numbers 333-182102 and 333-182102-01) to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847; from J.P. Morgan Securities LLC by calling (collect) 1-212-834-4533 and from RBS Securities Inc. by calling 1-866-884-2071.